Exhibit 99.1

Bion Announces Core Optimization Trials Complete

February 3, 2021. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of patented waste treatment technology incorporated within a business model focused on the production of branded sustainable livestock products in the beef, pork, and other sectors, announced it has concluded the core optimization testing of its third generation (3G) technology platform.

Completion of the 3G core optimization trials has resulted in further increases in system efficiencies and performance and opens the way for the design and implementation of a commercial scale 3G platform at a livestock production site. Bion has been in discussions with several potential production partners across multiple animal species.

Craig Scott, Bion’s director of communications, stated, “While we will continue to optimize the system as opportunities arise, we can now move forward with final design and engineering for our initial full scale 3G commercial system. In addition, we anticipate subsequent product filings with OMRI (Organic Material Review Institute) in the near future.”

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Bion’s patented third-generation technology was designed to largely eliminate the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G tech platform can provide a pathway to true economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $200 billion livestock industry, the environment, and the consumer. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipate(s)’, ‘will be', ’believe’, ‘expect(s)’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct